Spectrum Control Reiterates Positive Outlook for Fiscal Year 2008

                         Activates Stock Buyback Program

      Fairview, Pa., Jan. 10, 2008 /PRNewswire-FirstCall/ -- Spectrum Control, Inc. (Nasdaq: SPEC), a leading designer and manufacturer of electronic control products and systems, today reiterated its positive outlook for fiscal year 2008.

      Dick Southworth, the Company's President and Chief Executive Officer, stated, "Our business outlook for fiscal year 2008 remains very positive, as we expect to build upon our record 2007 financial performance. In fiscal 2008, we anticipate generating double digit organic growth in sales, while further improving our operating margins with cost reductions, consolidations, and leverage of our fixed manufacturing overhead. In addition to this expected organic growth, we will continue to identify and evaluate opportunities for new business acquisitions. For the last seven consecutive quarters, we have reported earnings in excess of the comparable prior period. Although individual quarterly performance may fluctuate based upon short-term order patterns and market changes, we expect to continue this trend of generating higher quarterly earnings throughout fiscal 2008."

      Mr. Southworth continued, "We are also activating our stock buyback program. Under this program, which was previously approved by our Board of Directors, Management has been authorized to buyback on the open market up to $2.4 million of the Company's Common Stock. The amount and timing of the actual purchases will be determined based upon Management's ongoing evaluation of the Company's stock price, liquidity, and other relevant factors. We believe the activation of our stock buyback program is a positive reflection of our future business outlook and strong financial position."

      Forward-Looking Information
      This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by Management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.

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      Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

      About Spectrum Control
      Spectrum Control, Inc. designs and manufacturers a wide range of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. The Company's largest markets are military and communications equipment, with applications in secure communications, smart weapons and munitions, countermeasures for improvised explosive devices, missile defense systems, wireless base stations, broadband switching gear, and global positioning systems. For more information about Spectrum Control and its products, please visit the Company's website at www.spectrumcontrol.com.

SOURCE  Spectrum Control, Inc.
    -0-                             01/10/2008
    /CONTACT:  Corporate Headquarters, +1-814-474-2207, Fax: +1814-474-2208;
Investor Relations, John P. Freeman, Senior Vice President and Chief Financial Officer of Spectrum Control, Inc., +1-814-474-4310/
    /Web site:  http://www.spectrumcontrol.com/
    (SPEC)